July 5, 2005

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, DC 20549

Re:  Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P.
       File No. 814-55

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P., dated July 5, 2005, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP


Copies to:
Mr. John Muncaster
Audit Committee Chairman
Technology Funding Venture Partners IV, An Aggressive Growth Fund, L.P.

Mr. Charles Kokesh
Managing General Partner